                                               THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                                   COMPUTATION OF EARNINGS PER SHARE
                                             (Dollars in Thousands Except Per Share Data)
                                                        Year Ended December 31
                                      1999          1998          1997          1996           1995
                                      ----          ----          ----          ----           ----
BASIC:
Net income                           $321,921      $309,905      $200,378      $214,619      $134,311
Weighted average number of
  common shares outstanding       278,923,346   270,970,652   260,499,892   260,594,738   255,605,266
Net income per share - Basic            $1.15         $1.14         $ .77         $ .82         $ .53

DILUTED:
Net income                           $321,921      $309,905      $200,378      $214,619      $134,311
After tax interest savings
  on assumed conversion of
  subordinated debentures(1)(2)            --            --         5,929         6,410            --
Add:  Dividends paid net of
  related income tax applicable
  to the Restricted Stock Plan            631           541           447           384           461
                                     --------      --------      --------      --------      --------
Net income, as adjusted              $322,552      $310,446      $206,754      $221,413      $134,772
                                     ========      ========      ========      ========      ========

Weighted average number of
  common shares outstanding       278,923,346   270,970,652   260,499,892   260,594,738   255,605,266
Assumed conversion of
  subordinated debentures(1)(2)            --         5,320     8,020,582     8,933,004            --
Weighted average number of
  incremental shares in
  connection with assumed
  exercise of stock options         7,087,793     6,620,734     5,821,296     4,438,746     3,843,846
Weighted average number of
  incremental shares in
  connection with the
  Restricted Stock Plan             3,536,805     3,453,838     3,277,294     3,211,128     4,160,134
                                  -----------   -----------   -----------   -----------   ------------
Total                             289,547,942   281,050,544   277,619,064   277,177,616   263,609,246

Diluted Earnings Per Share Data:
Net Income                              $1.11         $1.10         $ .74         $ .80         $ .51

All share data for prior periods have been adjusted the two-for-one stock split effective July 15, 1999.

----------------

(1)  The  computation  of diluted EPS for 1999 excludes the assumed  conversion of the 1.87% and 1.80%
     Convertible Subordinated Notes due 2006 and 2004, respectively, because they were antidilutive.

(2)  The  computation  of diluted EPS for 1998 and 1997  excludes the assumed  conversion of the 1.80%
     Convertible  Subordinated  Notes  due  2004  because  they  were  antidilutive.   Similarly,  the
     computation  of diluted EPS for 1995 excludes the assumed  conversion  of the 3 3/4%  Convertible
     Subordinated Debentures due 2002 as they were antidilutive.
